RESIGNATION

The undersigned, Paul Morrison, hereby resigns as President, Chief Executive Officer, Secretary and member of the board of directors of OmniReliant Holdings, Inc., a Florida corporation (the "Company"), effective as of the date set forth below. This resignation is not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

Effective Date: January 21, 2010

Paul Morrison